EXHIBIT 10.33

3900 Wisconsin Avenue, NW Washington, DC 20016-2892 phone 202 752 7000
[GRAPHIC]

As Soon As Pooled® Plus Agreement

August 16, 2001

Between:	Fannie Mae

and

Lender:	HomeBanc Mortgage Corporation

WHEREAS, Lender seeks to deliver certain residential mortgage loans (the “Mortgage Loans”) to Fannie Mae either for securitization or for Fannie Mae’s mortgage loan portfolio; and

WHEREAS, Lender wishes to deliver such Mortgage Loans to Fannie Mae and receive funding for them before it either (i) has grouped them into pools for purposes of securitization or (ii) sells them to Fannie Mae through the Cash Window (as defined herein); and

WHEREAS, Fannie Mae wishes to purchase the Mortgage Loans as part of its As Soon As Pooled® Plus initiative prior to either pooling or purchase through the Cash Window.

NOW, THEREFORE, Fannie Mae and Lender hereby agree as follows:

1.	Applicability

(a) This agreement, along with the Collateral Documents, shall constitute the agreement (the “All Soon As Pooled® Plus Agreement”) between the Federal National Mortgage Association (“Fannie Mae”) and Lender governing Lender’s delivery of one- to four-family residential mortgage loans (the “Mortgage Loans”) pursuant to the terms and conditions described herein and in the Collateral Documents. This As Soon As Pooled® Plus Agreement shall be deemed to amend (i) any provision authorizing deliveries of Mortgage Loans either in exchange for mortgage-backed securities or through the Cash Window in any existing or hereafter existing master agreement or MBS pool purchase contract between Fannie Mae and Lender, (ii) any existing or hereafter existing As Soon As Pooled®/Early Purchase Option Agreement, and (iii) the Mortgage Selling and Servicing Contract.

(b) From time to time the parties hereto may enter into transactions in which Lender agrees to transfer to Fannie Mae Mortgage Loans against the transfer of funds by Fannie Mae (as described herein), with a simultaneous agreement by Fannie Mae to transfer to Lender each such Mortgage Loan on the Repurchase Date related to such Mortgage Loan in accordance with the terms set forth herein, notwithstanding anything to the contrary in the Guides.

(c) Nothing in this As Soon As Pooled® Plus Agreement is intended to or shall be construed to confer upon Lender the right to make a delivery pursuant to this As Soon As Pooled® Plus Agreement or the As Soon As Pooled®/Early Purchase Option Agreement or through the Cash Window or to confer upon Fannie Mae the obligation to accept such a delivery. The ability of Lender to deliver Mortgage Loans pursuant to this As Soon As Pooled® Plus Agreement may be required by Fannie Mae at its discretion at any time; provided, however, that any termination will not affect transactions outstanding as of the date of such termination.

2.	Definitions

The following terms and definitions apply to each sale of Mortgage Loans made pursuant to this Agreement:

(a) “Act of Insolvency” with respect to Lender, (i) the commencement by Lender as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or Lender seeking the appointment of a receiver, trustee, custodian, or similar official for Lender or any substantial part of its property, or (ii) the commencement of an involuntary bankruptcy or insolvency proceeding with Lender as debtor, which proceeding is not dismissed within 15 days, or (iii) the making by Lender of a general assignment for the benefit of creditors, or (iv) the admission in writing by Lender of Lender’s inability to pay Lender’s debts as they become due;

(b) “Additional Mortgage Loans,” Mortgage Loans provided by Lender to Fannie Mae pursuant to subparagraph (a) of Paragraph 6 hereof;

(c) “As Soon As Pooled®/Early Purchase Option Agreement,” an agreement between Lender and Fannie Mae for the deliveries of MBS Pools from Lender to Fannie Mae;

(d) “Business Day,” any day other than (i) a Saturday, Sunday or other day on which banks located in the City of New York, New York are obligated by law to be closed, or (ii) any day on which Fannie Mae is closed for business;

(e) “Cash Window,” that procedure, as set forth in the Guides, for sale of Mortgage Loans to Fannie Mae for cash;

(f) “Collateral Documents,” the Mortgage Selling and Servicing Contract, the MEDA Agreement, As Soon As Pooled®/Early Purchase Option Agreement, the DDF Agreement and the Funding Express Agreement;

(g) “Confirmation,” the meaning specified in Paragraph 4 hereof;

(h) “DDF Agreement,” the agreement between Lender and Fannie Mae providing for delivery of Mortgage Documents from Lender to the DDF Unit;

(i) “DDF Unit,” Fannie Mae’s Document Delivery Facility as defined in Fannie Mae’s DDF Agreement;

(j) “Designated Express Carrier,” Airborne Express, or such other overnight carrier as Fannie Mae may, in its discretion, select;

(k) “Fannie Mae Margin Amount,” with respect to any Mortgage Loan as of any date, the amount obtained by application of a percentage, agreed to by Fannie Mae and Lender prior to delivery of such Mortgage Loan, to the Repurchase Price for such Mortgage Loan as of such date;

(l) “Funding Express,” that method, as described in the Funding Express Agreement, for transmitting Mortgage Loan data from Lender to Fannie Mae;

(m) “Funding Express Agreement,” the agreement governing Fannie Mae’s MORNETPlus™ Funding Express application, which is used by Lender to transmit required information on the Mortgage Loans to Fannie Mae to initiate delivery of Mortgage Loans pursuant to this Agreement and to transmit required information on the Mortgage Loans to Fannie Mae to satisfy Lender’s obligations under Paragraph 6 herein;

(n) “Guides,” the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, each as amended;

(o) “Income,” with respect to any Mortgage Loan at any time, any principal thereof and all interest or other distributions actually paid thereon;

(p) “Loan Number,” the unique identifier assigned by Fannie Mae to each Mortgage Loan;

(q) “Margin Deficit,” an unpaid Fannie Mae Margin Amount;

(r) “Market Value,” with respect to any Mortgage Loan as of any date, the most recent price quotation for such Mortgage Loan on such date obtained from Fannie Mae;

(s) “MEDA Agreement,” the agreement between Lender and Fannie Mae regarding electronic transmission of Mortgage Loan data;

(t) “Mortgage Document,” each document, which Lender shall deliver to Fannie Mae, that is required by the Fannie Mae Selling Guide to be delivered to a third-party document custodian;

(u) “Mortgage Selling and Servicing Contract,” the contract between Lender and Fannie Mae regarding the sale and servicing of Mortgage Loans;

(v) “Price Differential,” with respect to any Mortgage Loan hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Mortgage Loan to the Purchase Price for such Mortgage Loan on a 360 day per year basis for each day during the period commencing on (and including) the Purchase Date for such Mortgage Loan and ending on (but excluding) the date of determination;

(w) “Mortgage Loan,” a residential mortgage loan which is eligible for purchase by Fannie Mae under the Guides and is transferred by Lender to Fannie Mae hereunder, either on a Purchase Date, or delivered as an Additional Mortgage Loan pursuant to Paragraph 6 hereof;

(x) “Pricing Rate,” the per annum percentage rate (as calculated on each Business Day) for determination of the Price Differential;

(y) “Prime Rate,” the prime rate of U.S. money center commercial banks as published in The Wall Street Journal;

(z) “Purchase Date,” the date on which a Mortgage Loan is transferred by Lender to Fannie Mae pursuant to an As Soon As Pooled® Plus transaction;

(aa) “Purchase Price,” on a Purchase Date, the price at which a Mortgage Loan is transferred by Lender to Fannie Mae;

(bb) “Repurchase Date,” for each Mortgage Loan, that day on which Lender has, pursuant to subparagraph (a) of Paragraph 5 hereof, been deemed to have taken delivery of such Mortgage Loan and redelivered it to Fannie Mae either pursuant to the As Soon As Pooled®/Early Purchase Option Agreement or through the Cash Window; and

(cc) “Repurchase Price,” the price at which a Mortgage Loan is to be transferred from Fannie Mae to Lender, which Repurchase Price shall equal the sum of the Purchase Price and the Price Differential as of the date of such determination.

3.	Initiation of an As Soon As Pooled® Plus Transaction

(a) Lender shall initiate its agreement to deliver a Mortgage Loan hereunder by electronically sending Fannie Mae a transmission via Funding Express. For each Mortgage Loan to be delivered, Lender shall accurately complete each open field provided in the software related to Funding Express. Fannie Mae must receive the transmission via Funding Express for a Mortgage Loan from Lender by no later than 12.00 noon (Eastern time) at least one (1) Business Day prior to the Purchase Date that Lender requests for such Mortgage Loan.

(b) On the date on which Lender submits a transmission via Funding Express, Lender will contact Fannie Mae via telephone no later than 2.00 p.m. (Eastern time) and (i) request Fannie Mae to purchase the Mortgage Loans specified in the transmission, (ii) request a Purchase Date from Fannie Mae for such Mortgage Loans, provided that such Purchase Date will be not less than one (1) Business Day after the date of transmission via Funding Express, (iii) specify any Mortgage Loans that Lender does not intend to sell Fannie Mae on such Purchase Date and which were included in error in the transmission via Funding Express, and (iv) confirm with Fannie Mae the Purchase Price and the Pricing Rate applicable to each Mortgage Loan.

(c) By 7.30 a.m. (Eastern Time) on the Purchase Date, Lender will deliver Mortgage Documents to the DDF Unit in accordance with the terms of the Guides. Lender recognizes and acknowledges that Fannie Mae’s agreement to purchase the Mortgage Loans pursuant to this As Soon As Pooled® Plus Agreement is contingent upon, in addition any other conditions in this Agreement, Lender’s delivery of Mortgage Documents in accordance with the DDF Agreement, and Lender’s failure to comply with these conditions may result in the delay of the Purchase Date under this Agreement or cancellation of such purchase. Lender agrees to compensate Fannie Mae for any damages (including funding costs) Fannie Mae incurs as a result of Lender’s failure to comply with the terms and conditions of the DDF Agreement. In addition, Lender must either (i) attach an As Soon As Pooled® Plus label (which can be obtained from Lender’s lead regional Fannie Mae office or from Fannie Mae’s Customer Service Trading Desk) on the envelope bearing such Mortgage Documents, or (ii) write the words “As Soon As Pooled Plus” in blue ink on such envelope.

(d) Lender acknowledges that Fannie Mae will purchase Mortgage Loans pursuant to this Agreement if the Mortgage Documents are in a form required by Fannie Mae under the Guides for MBS issuance or under any MBS pool purchase contract or through the Cash Window.

(e) Upon certification by the DDF Unit of the Mortgage Documents corresponding to the transmission via Funding Express, Fannie Mae will transmit to Lender a cash wire equal to the Purchase Price (less the amount of any unpaid Margin Deficit).

4.	Confirmation of an As Soon As Pooled® Plus Transaction

Upon agreeing to accept delivery of Mortgage Loans hereunder, Fannie Mae shall promptly deliver to Lender a written confirmation of each delivery of Mortgage Loans (a “Confirmation”). The Confirmation shall (i) describe each Mortgage Loan by its Loan Number, (ii) identify Lender, (iii) set forth the Purchase Date, the Purchase Price and the Pricing Rate applicable to each Mortgage Loan, and (iv) set forth any additional terms or conditions of such transaction not inconsistent with this As Soon As Pooled® Plus Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Fannie Mae and Lender with respect to the Mortgage Loans to which the Confirmation relates, unless, with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

5.	Completion of an As Soon As Pooled® Plus Transaction

(a) At the beginning of each Business Day, Fannie Mae shall be deemed to sell (at a price equal to the Repurchase Price) to Lender each Mortgage Loan that Lender has redelivered to Fannie Mae either in an MBS pool pursuant to the As Soon As Pooled® / Early Purchase Option Agreement or through the Cash Window, Lender must so redeliver each Mortgage Loan no later than that Business Day that is sixty (60) days after the Purchase Date related to such Mortgage Loan.

(b) Upon such redelivery, Fannie Mae shall continue to act as document custodian for the Mortgage Loans pursuant to the DDF Agreement.

(c) On each Repurchase Date, Fannie Mae will calculate (X) the price Fannie Mae is to pay for delivery of Mortgage Loans redelivered on such Repurchase Date either pursuant to the As Soon As Pooled®/Early Purchase Option or through the Cash Window, (Y) the Repurchase Price which Lender is obligated to pay Fannie Mae for such Mortgage Loans, and (Z) any Margin Deficit payable with respect to those Mortgage Loans that Lender has not redelivered pursuant to paragraph (a) above. Fannie Mae shall pay the amount calculated in (X) to Lender by wire to the account specified in Annex I. Lender shall pay Fannie Mae the amounts calculated in (Y) and (Z) by wire to the account specified in Annex I. The parties agree that such payment obligations may be applied against each other and netted.

6.	Margin Maintenance

(a) If at any time the aggregate Market Value of all Mortgage Loans delivered pursuant to this As Soon As Pooled® Plus Agreement but not yet redelivered pursuant to subparagraph (a) of Paragraph 5 hereof is less than the aggregate Fannie Mae Margin Amount for all such transactions, then Fannie Mae may by notice to Lender require Lender to transfer to Fannie Mae either cash or Additional Mortgage Loans (as determined in Lender’s discretion) acceptable to Fannie Mae so that the sum of such cash and aggregate Market Value of the Mortgage Loans, including any such Additional Mortgage Loans, will thereupon equal or exceed such aggregate Fannie Mae Margin Amount.

(b) Fannie Mae, with respect to any or all Mortgage Loans hereunder, may require that its rights under subparagraph (a) of this Paragraph to require the elimination of a Margin Deficit may be exercised whenever such a Margin Deficit exists with respect to any single Mortgage Loan hereunder (calculated without regard to any other Mortgaged Loan outstanding under this Agreement).

7.	Income Payments on the Mortgage Loans; Servicing of the Mortgage Loans

Lender shall service each Mortgage Loan on behalf of Fannie Mae in accordance with the Guides. Lender shall hold any Income that it receives between the Purchase Date and the Repurchase Date on any Mortgage Loan in a segregated bank account designated in the name of Fannie Mae. Lender will not commingle such Income with any other funds. Lender hereby grants Fannie Mae a security interest in all Income held in such account and shall be obligated to provide Fannie Mae upon one (1) Business Day written notice from Fannie Mae to Lender with (i) an accounting of such Mortgage Loan and (ii) all Income related to such Mortgage Loan.

8.	Security Interest

Although the parties intend that all deliveries of Mortgage Loans hereunder shall be sales and purchases and not loans, in the event any such transaction is deemed to be a loan, Lender shall be deemed to have pledged to Fannie Mae as security for the performance by Lender of its obligations under this Agreement, and shall be deemed to have granted to Fannie Mae a first priority security interest in, each of the Mortgage Loans with respect to all transactions hereunder and all proceeds thereof.

9.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds.

10.	Substitution

After the Purchase Date related to any Mortgage Loan, Lender may not substitute other Mortgage Loans for such Mortgage Loan or repurchase such Mortgage Loan (except as required by Fannie Mae in accordance with this Agreement or the Collateral Documents).

11.	Representations and Warranties of Lender

Lender represents and warrants (which representations and warranties are deemed repeated as of each delivery of Mortgage Loans hereunder) that: (i) it is duly authorized to execute and deliver this As Soon As Pooled® Plus Agreement, to enter into the transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such transactions as principal; (iii) the person signing this As Soon As Pooled® Plus Agreement on its behalf is duly authorized to do so on its behalf, (iv) it has obtained all authorizations of any governmental body required in connection with this As Soon As Pooled® Plus Agreement and the transactions hereunder and such authorizations hereunder are in full force and effect; (v) the execution, delivery and performance of this As Soon As Pooled® Plus Agreement and the transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected; (vi) each Mortgage Loan sold to Fannie Mae under this As Soon As Pooled® Plus Agreement meets the requirements of the Guides and the applicable requirements of any Collateral Documents for delivery; (vii) on the Purchase Date related to a Mortgage Loan, such Mortgage Loan is not in default and Lender has no knowledge of conditions which would cause such Mortgage Loan to go into default or be rescinded within sixty (60) days after the Purchase Date; (viii) as of the Purchase Date, Lender (A) has executed each of the Collateral Documents with Fannie Mae, (B) is not in default under any Collateral Document, and (C) has a right to deliver Mortgage Loans either pursuant to an MBS pool purchase contract or through the Cash Window; (ix) Lender is an approved Fannie Mae Seller/Servicer; (x) Lender has not sold, assigned, transferred, pledged or hypothecated any interest in any Mortgage Loan to any party other than Fannie Mae; and (xi) no servicing agreement has been entered into with respect to such Mortgage Loan, or any such servicing agreement has been terminated and there are no restrictions that would impair the ability of Fannie Mae to service such Mortgage Loan.

In addition, Lender hereby represents and warrants by checking the appropriate box below, that:

☒	it is not a federally insured institution or an affiliate or subsidiary of a federally insured institution; or

☐	it is a federally insured institution or an affiliate or subsidiary or a federally insured institution, and (i) the sale, and (if applicable) servicing for, Fannie Mae of the Mortgage Loans delivered to Fannie Mae pursuant to this As Soon As Pooled® Plus Agreement has been either (a) specifically approved by the Board of Directors of Lender and such approval is reflected in the minutes of the meetings of such Board of Directors or (b) approved by an officer of Lender who was duly authorized by the Board of Directors to enter into such types of transactions and such authorization is reflected in the minutes of the Board of Directors’ meetings and (ii) this As Soon As Pooled® Plus Agreement, together with the Collateral Documents and the Guides, constitutes the “written agreement” governing Lender’s sale to, and (if applicable) servicing for, Fannie Mae of the Mortgage Loans delivered pursuant hereto and Lender (or any successor thereto) shall continuously maintain all components of such “written agreement” as an official record.

12.	Event of Default

In the event that (i) Lender fails to redeliver a Mortgage Loan within sixty (60) days of the related Purchase Date either pursuant to the As Soon As Pooled® / Early Purchase Option or through the Cash Window, (ii) Lender materially breaches any representation and warranty in Paragraph 11 herein, (iii) Lender fails to comply with Paragraph 3, 4 or 5 herein, (iv) fails to comply (after one business day’s notice) with Paragraph 6 hereof, (v) an Act of Insolvency occurs with respect to Lender, (vi) Lender fails to maintain its status as an approved Fannie Mae Seller/Servicer (vii) Lender is in default of the Fannie Mae Customer Service Trading Desk Agreement between Lender and Fannie Mae, the FSA Master Repurchase Agreement between Fannie Mae and Lender, the As Soon As Pooled® II Agreement between Fannie Mae and Lender (if any) any Collateral Document or any other Agreement between Fannie Mae and Lender or (viii) Lender shall submit to Fannie Mae its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”).

(a) At the option of Fannie Mae, exercised by written notice to Lender (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Mortgage Loan hereunder shall be deemed immediately to occur.

(b) If Fannie Mae exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) Lender’s obligations hereunder to repurchase all Mortgage Loans shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Mortgage Loan shall be increased by the aggregate amount obtained by daily application of (x) the greater of the Pricing Rate for such Mortgage Loan or the sum of the Prime Rate and 3 percentage points (300 basis points) to (y) the Repurchase Price for such Mortgage Loan as of the Repurchase Date as determined pursuant to subparagraph (a) of this Paragraph (decreased as of any day by either (1) any proceeds from the sale of Mortgage Loans pursuant to subparagraph (c)(i) of this Paragraph, (2) any credit given by Fannie Mae pursuant to subparagraph (c)(ii) of this Paragraph, or (3) any Income delivered by Lender to Fannie Mae) on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, and (iii) Lender shall immediately deliver to Fannie Mae any Income subject to such Mortgage Loan then in Lender’s possession.

(c) After one business day’s notice to Lender (which notice need not be given if an Act of Insolvency shall have occurred), Fannie Mae may (i) immediately sell, in a recognized market at such price or prices as Fannie Mae may reasonably deem satisfactory, any or all Mortgage Loans not then redelivered either pursuant to the As Soon As Pooled®/Early Purchase Option Agreement or through the Cash Window and apply the proceeds thereof to the aggregate unpaid Repurchase Price of such Mortgage Loans and any other amounts owing by Lender or (ii) in lieu of selling all or a portion of such Mortgage Loans, give Lender credit for such Mortgage Loans in an amount equal to that price, equal to the most recent bid quotation provided by Fannie Mae as of such date, against the aggregate unpaid Repurchase Price for such Mortgage Loans and any other amounts owing by Lender hereunder.

(d) Lender shall be liable for the amount of all reasonable legal or other expenses incurred by Fannie Mae in connection with or as a consequence of an Event of Default, together with interest thereon at a rate equal to the greater of the Pricing Rate for the related Mortgage Loan or the sum of the Prime Rate and 3 percentage points (300 basis points).

(e) The parties agree that an Event of Default hereunder shall constitute a breach of each Collateral Document and shall entitle Fannie Mae to exercise all rights and remedies set forth in such Collateral Documents, Fannie Mae shall have, in addition to its rights hereunder and under the Collateral Documents, any rights otherwise available to it under any other agreement or applicable law.

13.	Single Agreement

Fannie Mae and Lender acknowledge that, and have entered hereinto and will enter into each delivery of Mortgage Loans hereunder in consideration of and in reliance upon the fact that, all such deliveries of Mortgage Loans hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Fannie Mae and Lender agrees (i) to perform all of its obligations in respect of each Mortgage Loan hereunder, (ii) that each of them shall be entitled to set off claims, and (iii) that payments, deliveries and other transfers made by either of them in respect of any Mortgage Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Mortgage Loans hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. Lender hereby acknowledges and agrees that a default in the performance of any of its obligations in respect of any Mortgage Loan shall constitute a default by it in respect of (A) all Mortgage Loans hereunder and (B) all transactions between the parties.

14.	Notices and Communications

(a) Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Annex II attached hereto.

(b) All funds remitted to Lender by Fannie Mae on the Purchase Date for each Mortgage Loan will be made in accordance with the provisions of Annex I.

15.	Entire Agreement; Severability

This As Soon As Pooled® Plus Agreement shall supersede any existing agreements between the parties containing general terms and conditions for As Soon As Pooled® Plus transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

16.	Non-assignability; Termination

The rights and obligations of the parties under this As Soon As Pooled® Plus Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this As Soon As Pooled® Plus Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This As Soon As Pooled® Plus Agreement may be cancelled by either party upon giving written notice to the other, except that this As Soon As Pooled® Plus Agreement shall, notwithstanding such notice, remain applicable to any Mortgage Loans not then redelivered to Fannie Mae either pursuant to the As Soon As Pooled®/Early Purchase Option Agreement or through the Cash Window. Both Fannie

Mae and Lender recognize that it is neither the intent of the parties nor of this As Soon As Pooled® Plus Agreement to provide a commitment of funds and that under no circumstances is Fannie Mae obligated to accept deliveries of Mortgage Loans from Lender.

17.	Governing Law

This As Soon As Pooled® Plus Agreement shall be governed by the laws of the District of Columbia without giving effect to the conflict of law principles thereof.

18.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Fannie Mae shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent of any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to subparagraph (a) of Paragraph 6 hereof will not constitute a waiver of any right to do so at a later date.

Federal National Mortgage Association

By:	/s/

Title:	Director
Date:	8/21/01

Lender:	HomeBanc Mortgage Corporation

By:	/s/

Title:	Executive Vice President
Date:	8-17-01

ANNEX I

As Soon As Pooled® Plus - Lender’s Wiring Instructions

Wiring Instructions for transfers of funds from Lender to Fannie Mae:

Bank	FMAE DC MBS

Wiring Instructions for transfers of funds from Fannie Mae to Lender:

Bank One

Additional Info HomeBanc Payoff Acct Attn: Oscar Bustillos

Address for Lender:	HomeBanc Mortgage Corporation 5775 - E Glenridge Dr Suite 500 Atlanta GA 30328

Address for Fannie Mae:

3900 Wisconsin Avenue, NW

Attn: Mr. Ken Barnes, Treasurer’s Office

Washington, D.C. 20016-2899

Promotional Bulletin: As Soon As Pooled Plus Step-by-Step

For more information, contact:	Customer Service Trading Desk, 1-800-752-0257, or (202) 752-6621 in the Washington, DC area.

To order, call 1-800-471-5554 or fax (301) 604-0158 and reference the inventory code.

As Soon As Pooled® Plus Step-by-Step

With As Soon As Pooled Plus, you’ll enjoy the benefits of loan-level funding closer to origination, even before you’ve allocated your loans to your MBS pool or cash commitment, so you can maximize your execution.

The following step-by-step process allows you to receive funds the same day we receive your loan documents at our Document Delivery Facility (DDFSM). There are three parts to this process:

Part I: Initial delivery — submitting your loan-level data and requesting funding using our MORNETPlus® software, Funding Express™.

Part II: Holding period — the time between your funding request and your execution decision.

Part III: Redelivery — allocating your loans to maximize your execution decision.

Part I: Initial delivery — As Soon As Pooled Plus funding

Here is an example of how a typical As Soon As Pooled Plus transaction would work. Detailed instructions on to complete the transaction follow.

As Soon As Pooled Plus transaction

May 11	May 16	May 17
	by Noon Funding Express transmission.	7:30 a.m. Your As Soon As Pooled Plus loans will arrive at DDF.

	by 2:00 p.m. Call CSTD to lock in As Soon As Pooled Plus funding terms.	by 1:00 p.m. DDF certifies loan documents.

Loans close	Consult Airborne Express for time Ship your loan documents to DDF via Airborne Express.	by 3:00 p.m. As Soon As Pooled Plus funds are wired to you.

First business day

Step one: Funding Express transmission

by noon Submit your loan data and funding request simultaneously using Funding Express.

Step two: Trade negotiations

by 2:00 p.m. Call the Customer Services Trading Desk (CSTD) to look in the terms for your As Soon As Pooled Plus funding. Funding is based on the market value of your loans less a small haircut. A trade confirmation will be faxed to you immediately.

When you call to negotiate to the terms of your As Soon As Pooled Plus funding, you will be quoted a purchase price based on the most current Fannie Mae discount or premium cash price available for equivalent loans. Your proceeds for each loan will equal the cash price less a small haircut multiplied by the current unpaid principal balance (UPB) of the loan.

You also will be quoted the terms for calculating a price for repurchasing your loans when they are ready to be redelivered into MBS pools.

Step three: Shipping your documents

Ship your loan documents via Airborne Express Flight-Ready

PackSM to DDF for document certification and storage. Fannie

Mae has negotiated special rates and service from Airborne Express so your loan documents arrive at DDF by 7:30 a.m. the next business day. (Consult Airborne Express for time requirements.)

Second business day

Step one

7:30 a.m. Your loan documents arrive at DDF.

Step two

by 1:00 p.m. DDF certifies your loan documents.

Step three

by 3:00 p.m. Funds are wired to you.

Part II Holding period

Once you have been funded, you have up to 60 days to allocate your loans to a MBS pool of cash execution

During the holding period, an activity report will be faxed to you at the end of each day your account has activity. The activity report will provide a summary position as of the close of the day. If you have questions about the daily statement, please call the CSTD at 1-800-752-0257.

Part III: Redelivery

You have the flexibility to redeliver your As Soon As Pooled Plus loans into an MBS pool or cash commitment. Following are your step-by-step instructions on how to redeliver these loans into an MBS pool or cash commitment.

Redelivery of As Soon As Pooled Plus loans into MBS

If your execution decision is MBS, within 60 days of As Soon As Pooled Plus funding, your loans must be pooled into a Fannie Mae MBS and funded through an As Soon As Pooled product. Throughout the rest of this publication, we assume that you select As Soon As Pooled Sale, because it gives you 100 percent of the value of your forward trade proceeds and accounting sale treatment.

Technically, you are repurchasing the loans on the date that you redeliver them for As Soon As Pooled Sale funding (although you will not actually take repossession of the loans). Any difference between the funding proceeds of As Soon As Pooled Sale and the As Soon As Pooled Plus repurchase price will be settled and wired the business day after your MORNET® MBS Pool Submission System® (Poolsub®) delivery.

How As Soon As Pooled Plus funded loans roll into MBS

May 17	May 25	May 26	June 13
Loans funded through As Soon As Pooled Plus

by noon

MORNET Poolsub®

transmission Fax trade

assignments to the CSTD, if applicable

Loans Matched

by 2.00 p.m.

Lock in As Soon As Pooled Funding terms with CSTD (As Soon As Pooled confirmation faxed)

		7.30 a.m. Docs received at DDF for non As Soon As Pooled Plus loans 3.00 p.m. As Soon As Pooled proceeds wired net of As Soon As Pooled Plus repurchase price	PSA Settlement Date

First business day

Step one: MORNET Poolsub transmission

by 12 noon Submit your complete pool documentation package via MORNET Poolsub. The pool can consist of loans funded with As Soon As Pooled Plus as well as those that were not. It is critical that loan information entered into Funding Express is identical when entered into Poolsub. Any new loans to be included in the pool should be entered into Poolsub at this time as well (refer to the Funding Express Reference Guide for instructions on electronically exporting loan information from Funding Express into Poolsub).

On the “Maintain Delivery Schedule” screen, specify these delivery and wiring instructions:

Telegraphic abbreviation: FMAE DC MBS

Receiver sub-account: SPEC

ABA number: 021039539

Owner account name: SOON

Owner account number: leave blank

Fannie Mae Customer Service Trading Desk (CSTD) trade

number: leave blank

Note: In Poolsub 5.2, you may also press F6, “Select Instructions” for predefined As Soon As Pooled wiring instructions.

On the “Custodian Signature Information” screen from the “Configure System” submenu, establish DDF as a custodian. Complete the fields as follows:

Custodian name: Fannie Mae

Financial Institution Number: 10000099914

Custodian address: leave blank

Name of authorized signature: leave blank

Title of authorized signature: leave blank

Where documents are held: 13150 Worldgate Drive Herndon, VA 20170

Custodian mailbox: leave blank

Note: On Poolsub’s “Pool Entry” screen, be sure to indicate “10000099914” in the Financial Institution Number (FIN) field. This designates Fannie Mae as the document custodian. Leave the custodian mailbox field blank.

As long as the data from your Funding Express transmission exactly matches your Poolsub transmission, your loan data will be matched and ready to be pooled. If the loan data does not match exactly or if the data was not transmitted by close of business, the pooling will be delayed.

Step two: Trade assignment

by noon If your MBS trade was not transacted with the CSTD, assign the trade to Fannie Mae and fax the assignment to (202) 752-3182. For a copy of our standard form call the CSTD at 1-800-752-0257.

Step three: Trade negotiation

by 2:00 p.m. Call the CSTD to lock in the terms for your As Soon As Pooled Sale funding, which will be based on 100 percent of the value of your forward MBS trade. A trade confirmation will be faxed to you by the close of business.

Step four: Shipping your documents

If you included any non-As Soon As Pooled Plus loans in the pool, ship the loan documents via Airborne Express Flight-Ready Pack to arrive at DDF by 7:30 a.m. the next business day. You must use DDF as the document custodian for all the loans in the pool, even loans that were not funded through As Soon As Pooled Plus, (Consult Airborne Express for time requirements.)

Second business day

Step one: Documents arrive at DDF

7:30 a.m. Any non-As Soon As Pooled Plus loans included in the pool arrive at DDF for certification.

Step two: Funding

by 3:00 p.m. Your loan-level As Soon As Pooled Plus funding rolls into pool-level As Soon As Pooled Sale funding. Any difference between the funding proceeds of As Soon As Pooled Sale and the repurchase proceeds of As Soon As Pooled Plus is settled and wired at this time, An As Soon As Pooled Plus redelivery confirmation will be faxed to you before you receive the wire indicating the redelivery amount for As Soon As Pooled Plus rolling into As Soon As Pooled pools.

Redelivery of As Soon As Pooled Plus loans into cash

If your execution decision is cash, your loans must be sold to us through our standard cash window within 60 days of As Soon As Pooled Plus funding. Here is how you deliver these loans.

How An Soon As Pooled Plus funded loans roll into a cash purchase

May 17	May 25	May 26
Loans funded through As Soon As Pooled Plus	Close of Business MORNET Cash Delivery System® submission Loans matched and purchased. Purchase Advice mailed to your MORNET.CASH Mailbox.	3:00 p.m. Cash purchase proceeds wired net of As Soon As Pooled Plus repurchase price

First business day

Step one: MORNET Cash Delivery System transmission

close of

business Submit your complete loan documentation package via the MORNET Cash Delivery System. It is critical that the loan information entered into Funding Express is identical when entered into the Cash Delivery System

(refer to the Funding Express Reference Guide for instructions on electronically exporting loan information from

Funding Express into the Cash Delivery System).

On the “Cash Delivery Main” screen, select “1”) Add/Update Contract Information.” Make sure that you indicate “021385001” in the “Payee Code” field for each As Soon As Pooled Plus loan redelivered for cash.

As long as the data from your Funding Express transmission exactly matches your Cash Delivery transmission, your loan data will be matched and ready for purchase. If the loan data does not match exactly or if the data was not transmitted by close of business, the loan purchase will be delayed. Your “net” redelivery wire will go to the As Soon As Pooled Plus account you have designated with the CSTD,

Once Fannie Mae purchases your loans, you will receive a Purchase Advice confirming the sale of your loans. It will be sent to your MORNET.CASH mailbox one day before you receive your funds. The purchase advice confirmation will separate any loans that were As Soon As Pooled Plus loans which will help you reconcile cash wires for the loans purchased and to avoid any confusion.

Second business day

Step one

by 3:00 p.m. Your loan-level As Soon As Pooled Plus funding rolls into a cash purchase. Any difference between the cash purchase proceeds and the As Soon As Pooled Plus repurchase price is settled and wired at this time.

Additional information

An automated link to Fannie Mae with Funding Express

Funding Express allows you to submit requests and detailed, loan-level information for As Soon As Pooled Plus funding. The information you provide is a subset of the data submitted via Poolsub or the Cash Delivery System will be used to certify your loans and determine market value and purchase eligibility, Funding Express offers you the flexibility of either keying in the loan elements yourself or importing the data directly from your pipeline management system. You can request funding for one or more loans with each transmission.

For assistance or more Information on Funding Express, please refer to the Funding Express Reference Guide or call the MORNETPIus Hotline at 1-800-758-7548.

Sending documents to the Document Delivery Facility

To ensure same-day certification for As Soon As Pooled Plus be sure to:

•	attach an As Soon As Pooled Plus sticker (available from the CSTD) to the side of envelope bearing the airbill and address; and

•	use Airborne Flight-Ready Packs which give you:

•	delivery of your documents to Fannie Mae by 7:30 a.m.,

•	a low negotiated rate, currently only $5.65 per pack, and

•	conveniently pre-addressed labels to Fannie Mae.

To order, call Airborne Express at 1-800-426-2323, ext. 2244, For more information on document delivery procedures, call (703) 708-5530.

For more information

For more information on As Soon As Pooled Plus funding, contact your Customer Service Trading Desk representatives at 1-800-752-0257, (202) 752-6621 in the Washington, DC area, or the Customer Account Team in your lead Fannie Mae regional office:

Southeastern Region Midwestern Region Northeastern Region

(404) 398-6054 (312) 368-6279 (215) 575-1947

Southwestern Region Western Region

(972) 773-7345 (626) 396-5140

For more information on individual products, refer to these publications:

•	As Soon As Pooled Sale Step-by-Step (order code MS413)
•	Funding Opportunities (order code MS406)
•	CSTD Mortgage Banking Services (order code MS407)

3900 Wisconsin Avenue, NW

Washington, DC 20016-2892

MS340L09/96 ©1996, Fannie Mae